SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2003

wwbroadcast.net inc.
(Exact name of Registrant as specified in its charter)

WYOMING	333-41516	98-0226032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

SUITE 1600
777 DUNSMUIR STREET
P.O. BOX 10425 PACIFIC CENTRE
VANCOUVER, BRITISH COLUMBIA
CANADA V7Y 1K4
(Address of principal executive offices including zip code)

(604) 687-9931
(Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Company Options Mining Property

The Company (TSX-V: BRD.t) has entered into an agreement dated March 20, 2003 with Nassau Ltd. ("Nassau"), a private U.S. company, to acquire its interest in a mineral exploration property located in Nevada, U.S.A.

The agreement with Nassau grants the Company a purchase option on 31 unpatented mining claims known as the Blue Mountain Project, located in Humbolt County, Nevada. In accordance with the terms of the agreement with Nassau, the Company, at its option, has the right to acquire a 100% interest in the Blue Mountain Project by issuing 100,000 shares and making payments totaling $1,490,000 to Nassau over a six year period.

Initially, the Company will issue 50,000 shares upon the Exchange approving (the "Approval Date") the Blue Mountain Project as a "qualifying property." One year following the Approval Date, the Company would issue Nassau an additional 50,000 shares. On years two through five the Company would make cash payments totaling $190,000, with a final payment of $1,300,000 due on the sixth anniversary of the Approval Date.

Upon the Company making the final payment to Nassau, the Company would then own 100% of the Blue Mountain Project, subject only to a retained 2% net smelter royalty ("NSR") on gold recovered from the Blue Mountain Project. The Company will have the right to buy down that royalty to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars, and the principals and affiliates of Nassau are at arm's length to the Company.

It is the intention of the Company to compile existing data on the property and conduct a systematic re-evaluation of past and potential new target areas. Additional work will include updating the existing geologic and structural map of the property, conducting a review and re-analysis of past geophysical work, and undertaking additional geophysical studies.

The completion of the transaction is subject to a number of conditions, including but not limited to, Exchange acceptance and shareholder approval. There can be no assurance that the transaction will be completed as proposed or at all. Investors are cautioned that any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon. Trading in the securities of the Company should be considered highly speculative.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
Exhibits	Document Description
10.13	Option to Acquire Blue Mountain Project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2003

wwbroadcast.net inc. (Registrant)
/s/ David De Witt David De Witt President and Director